                       Universal Outdoor Holdings, Inc.
                      Computation of Earnings Per Share
            (Dollars in thousands except for per share information)

                                  Three Months Ended                 Six Months Ended
                             -----------------------------     -----------------------------
                             June 30, 1997   June 30, 1996     June 30, 1997   June 30, 1996
                             -------------   -------------     -------------   -------------
Net income (loss)              $ 3,148         $(8,148)          $   928         $(10,156)

Weighted average common
  and common equivalent
  shares outstanding (1)        25,872           7,654            25,864            7,654

Income (loss) per
  common and common
  equivalent share:

  Net income (loss)            $  0.12         $ (1.06)          $  0.04         $  (1.33)

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(1) For the three and six month periods ended June 30, 1997 the weighted average common and common equivalent shares outstanding include common share equivalents of 1,759. Common share equivalents are computed using the treasury stock method.